Exhibit 99.1

Inuvo, Inc.
Third Quarter 2013 Conference Call
October 30, 2013

Operator:
Good day, ladies and gentlemen.  Thank you for standing by.  Welcome to the Inuvo Inc. Third Quarter 2013 Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be open for questions.  If you have a question, please press the star, followed by the one on your touch-tone phone.  Please press the star, zero for operator assistance at any time.  For participants using speaker equipment, it may be necessary to pick up your handset before making your selection.  This conference is being recorded today, Wednesday, October 30th, 2013.

I would now like to turn the conference over to Mr. Alan Sheinwald of Alliance Advisors.  Please go ahead, sir.

Alan Sheinwald:
Thank you, Operator, and good afternoon.  I'd like to thank everyone for joining us today for the Inuvo Third Quarter 2013 Shareholder Update Conference Call.   Mr. Richard Howe, Chief Executive Officer and Mr. Wally Ruiz, Chief Financial Officer of Inuvo will be your presenters on the call today.

Before we begin, I am going to review the Company's Safe Harbor statement.  The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events, and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to risks and uncertainties and actual results may differ materially.  When used in this call the words: anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Inuvo, Inc. are as such a forward-looking statement.  Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Inuvo at this time.  In addition, other risks are more fully described in Inuvo's public filings with the U.S. Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that out of the way, I'd now like to congratulate management on another successful quarter and introduce Mr. Richard Howe, CEO of Inuvo.  Rich, the floor is yours.

Richard Howe Comments:

Thank you Alan, and thanks everyone for joining us today.

For the 3rd Quarter of 2013, we are pleased to report a Net Income of $640 thousand dollars or 3¢ per share on 14.5 million of Revenue and $1.5 million dollars of Adjusted EBITDA.

As you all know, we made a number of operational changes that started at the beginning of the year which had an impact on both the top and bottom lines of the business starting in Q2 and as a result, Q2 provides a good benchmark for comparison purposes.

If we look at Q3 as compared to Q2, Revenue was up 11%, Net Income was up 68%, Adjusted EBITDA was up 72%, Debt was down 7% and the operating expenses decreased by 6%. We believe operating expenses have now leveled out going forward.

Revenue through the first nine months of the year has totaled $43.6 million, up 17% over the previous year and Adjusted EBITDA was $3.7 million, up 146% from the previous year. Net Income through the first 9 months of 2013 was $730,000, up from a loss of $6.2 million through the first 9 months of 2012.

Before we start, I’d like to also point out that in Q3, we changed the segments we report and manage the business along. These two new segments are respectively, The Partner Network and the Owned and Operated Network.

Now, what’s important to appreciate with respect to Inuvos business, is the reality that from a technical and management perspective, the services we provide to our Network partners are really the same services we consume within our owned and operated business.

Said perhaps another way, we have website and application partners and we have websites and applications we own.  The only difference is really whether or not we own the websites or the applications.

Therefore, we thought this new segmentation of the business would be easier to understand for stockholders and better reflects the way we view and manage the business internally.
With that said, the financials and information we share today will be presented along these two new segments and with that, let me now discuss each unit in more detail, starting with the Owned and Operated Network.

We made significant progress in the third quarter within this part of our business, both with new Website and Application launches and while on a comparative basis, this business is down from $19.4 million to $15.3 million over the first 9 months in 2013, this reduction was carefully managed with the goal to replace unprofitable revenue with profitable revenue and the overall growth of Inuvo through this period reflects the success we’ve had in so doing.

We had hoped to come out of Q3 with a technology foundation we could use to deploy numerous desktop and mobile enabled websites quickly and with the launch of both the Health and Finance sites, we have demonstrated that we now have the means to scale the deployment side of this business and as a result return to overall growth within this segment.

The marketing side of the business still requires some automation and optimization now that we have in excess of 2 million unique visitors a month to our sites and roughly 3 million live users of our applications worldwide. I will talk more about the marketing side shortly.

Now, It may be interesting to note that what we are doing with the sites is really no different then what we do with the ALOT AppBar. In this product line, we use a technology foundation that allows us to deploy vertically targeted applications and related content.

So, for example, within the AppBar, we launched and/or modified over 15 applications this past quarter alone in interest categories like Pets, Decorating, Weddings and many others.  We have hundreds of these applications in circulation around the world and we increase or decrease our exposure to any particular interest category based on the dynamics of our marketplace.

Now, whether it be an application or a website, it is this technology foundation that allows us to quickly adapt to verticals frequented by consumers and coveted by advertisers.

It has also been our goal, within this side of the business, to unify the website and application product lines under a single brand, the ALOT brand. We believe that in so doing, we can deliver a better overall value proposition to our consumers through this collection of products, content and services.

I’m please to report that we’ve taken another big step in this direction by launching the new and improved alot.com website. This new site for the first time brings all of these owned products, content and services into one place. We still have much work ahead here, but we’ve taken a solid first step with this launch.

It may also be important to note that these site deployments are all mobile enabled when launched, meaning, the technology we’ve built to deploy these websites creates a mobile version of the site alongside the desktop version. The importance of this is reflected in the traffic, where collectively across our new sites we already have some 45% of all visitors entering through a mobile device. The technology we use in this part of our business is proprietary.

As we look into Q4, for the websites, we see ourselves growing the existing sites through optimization of marketing campaigns and the expansion of content. For the AppBar business, we continue to broaden our marketplace with applications that are powered by both Google and Yahoo Ads and we are focused on decreasing our cost to acquire new customers through better landing pages and an improved software installation process, the combination of which, when effective, can have a measureable impact.

The Owned and Operated segment of the business represents an opportunity to develop a more direct relationship with the consumer through a Network of websites and related applications.  Like any direct-to-consumer business, it’s critical to acquire customers economically.  To maximize our marketing expenditures we spend a great deal of time and effort  analyzing marketing efforts to identify the best ways and channels to acquire consumers.

The methods and platforms we use to manage these marketing programs were developed over many years and acquired through the Vertro acquisition of 2012.  In Q4, we will begin to upgrade the system we use to manage the thousands of direct marketing campaigns we run at any given time.  A key focus will be replacing manual tasks with automation and as much as possible, encoding the human decisions we make with algorithms designed to maximize advertising spend. We believe the combination of an automated marketing and deployment environment for this side of our business is technically complex and as a result, highly differentiated.

We believe this initiative, which should be in place in early 2014, could have a measureable impact on the performance of this segment of the business.

Let me now turn to the Partner Segment of the business, which has experienced solid growth of 60% through the first 9 months of the year as compared to the same period in 2012.

In the third quarter, we continued to expand the offerings we have for our Partners, a strategy we believe will allow us to both diversify and scale the business. Diversity, we believe, can be achieved through product innovation designed to improve the manner in which our Ads are consumed by partners and ultimately responded to by consumers, both on desktop and on mobile devices. We are referring to these product innovations as Ad Units.

In Q3, we launched, in beta, a number of these Ad Units both for the desktop and for mobile devices, where we signed up numerous website and mobile application partners. To date, the results we have experienced are meeting our expectations.

These new Ad Units offer partners an added level of intelligence over our traditional offerings on this side of the business. Not only do these Ad units detect interests, and display Ads accordingly, they can also determine and categorize the content on a page and determine the device being used to access that page, thus adapting their form and content to meet a users device and interests. The technology we use to develop and deploy these Ad Units is proprietary to Inuvo.

We expect to continue to roll out new Ad Unit product innovations on a regular basis. These products will be designed for the desktop and mobile web, and for mobile applications. As we have mentioned on a number of occasions in the past, our goal here is to compliment our existing desktop business with mobile offerings and the early beta results we’ve seen combined with the pipeline of new products we plan to deploy gives us some confidence our strategy here can drive continued growth in the future.

In addition to new products, scaling this business further requires a more efficient onboarding process for our Partners. To this end, in parallel with the development and deployment of new Ad Units, we are developing a new user interface for ValidClick, one that provides our customers a better and more efficient experience.

Much as was the case for the Owned and Operated business, we’d like to eliminate as much as possible the manual tasks that today cause a bottleneck to growth while also providing our customers with more ways to engage with us.

Mobile expansion remains an important component of the strategy we have for both segments of the business and as such we continue to see our mobile traffic expanding across this collective Network we manage.

We are also acutely sensitive to your needs for more information about our mobile expansion and the products and/or tactics we are deploying to win market share here, while also balancing our desire to not arm our competitors with important elements of our strategy.

We should be in a better position, competitively, to disclose certain metrics and strategies to you in 2014 following their maturity. To this end, we also renewed our contract with Yahoo well ahead of its scheduled end date of April 23, 2014.

I’d like to now turn the call over the Wally for a more detailed accounting of our Q3 results…Wally?

Wally Ruiz Comments:

Thank you Rich.  Good afternoon everyone.  Thank you for joining us today to discuss the company's financial results for the third quarter of 2013.  My comments will refer to this morning’s press release and the 10-Q to be filed this evening.

Inuvo today reported net revenue of $14.5 million in the third quarter of 2013, a $1.4 million increase over the immediate prior quarter and a $972,000 decrease over the same quarter last year. For the first nine months of 2013, we reported net revenue of $43.6 million; $6.4 million ahead of the same period last year. As Rich mentioned, beginning with the third quarter we will report financial results under two segments; Partner Network and Owned & Operated Network. Both segments utilize a common proprietary platform.

The Partner Network delivers advertisements to our partner’s websites and applications. This segment reported revenue of $10.8 million in the current quarter, which represents 75% of the company’s total revenue and an increase of 67% over the same quarter last year. The increase in the third quarter of 2013 over last year comes from the expansion of partners within the Network and an improvement in payouts resulting from an improvement in traffic quality.

The Owned & Operated Network delivers advertisements to websites and applications that Inuvo designs, builds and markets under the aLOT brand. The Owned & Operated Network reported $3.7 million of revenue in the current quarter, a 59% decrease from the same quarter last year. As you will recall, at the beginning of the year, policy changes to the way application owners are allowed to market their products caused us to modify our strategy for the aLOT Appbar resulting in lower revenue. We have been successful in partially offsetting this decline with the launch of the alot.com websites which we expect to continue to grow.

Gross profit was $6.3 million in the third quarter of 2013 compared to $8.7 million last year. The lower gross profit this year is due to lower revenue in the Owned & Operated Network as I just described.  The Partner Network gross profit as a percent of revenue in the third quarter was 26% compared to 13% for the same quarter last year. The increase comes from the expansion of partners. The Owned & Operated Network gross profit as a percent of revenue was 95% compared to 88% for the same quarter last year. The higher gross profit as a percent of revenue is primarily due to the discontinuance of underperforming marketing programs.

Operating expense was $5.7 million in the third quarter. This is a $4.1 million decrease from the same quarter last year and a $367 thousand decrease from the immediate prior quarter.  All three categories of operating expense; search costs, compensation and S, G&A decreased in the third quarter of 2013 compared to last year.

Search costs are associated with the Owned & Operated Network where we bid on keywords in order to drive traffic to our landing pages where a successful result is a click on an advertisement or a consumer downloading our product. Search costs decreased $2.9 million in the third quarter of 2013 from the same quarter in the prior year and decreased $53 thousand from the immediate prior quarter due to the marketing policy changes previously mentioned.

Compensation expense decreased $221 thousand in the third quarter of 2013 from the same quarter in the prior year and increased $42 thousand over the immediate prior quarter. There were 38 full-time permanent employees at Inuvo at the end of September 2013 compared to 45 employees a year ago. Selling, general & administration expense, or S, G & A decreased $1 million in the third quarter of 2013 compared to the same quarter in the prior year and decreased $355 thousand from the immediate prior quarter. The decrease in the current quarter S, G & A is due primarily to lower facilities expense and lower depreciation and amortization expense associated with the closing of offices and data centers in New York and Florida in the first quarter of this year.

We expect search costs to increase on a quarterly basis as we market and roll out owned and operated websites and applications. We expect compensation and S, G & A expense to stabilize at current levels with compensation rising in 2014 as additional personnel are employed to grow the business.

Other net expense is primarily interest expense and was $98 thousand in the third quarter of 2013. Last year’s other net expense was $202 thousand. This year’s lower expense is due to a litigation settlement last year of $75 thousand and to lower average loan balances.

The company reported a $75,000 income tax benefit due to amortizing its deferred tax liability generated from intangible assets acquired in the March 2012 acquisition.

Net income from discontinued operations was $50 thousand in the third quarter of 2013 and was composed of a reversal of liabilities to web publishers and vendors from 2009 and earlier, partially offset by a foreign exchange loss.

The Company reported a net income of $640 thousand, or $0.03 per diluted share, for the three months ended September 30, 2013. The net income from continuing operations was $590 thousand, also 0.03 per diluted share, for the three months ended September 30, 2013. In the third quarter of last year we reported a net loss of $1.3 million, or $0.06 per share.

EBITDA, adjusted for stock compensation expense was approximately $1.5 million in the quarter that ended September 30, 2013 and that compares to an adjusted EBITDA of $1 million in the same quarter of the prior year, a 50% improvement.

Balance Sheet as of September 30, 2013

Turning to the balance sheet, cash and cash equivalents totaled $3.6 million at September 30, 2013 compared to $3.4 million at the end of 2012.  Bank debt was approximately $6.4 million compared to $7.8 million at the end of 2012. The company generates a positive cash flow and primarily uses the cash to reduce bank debt. Stockholders’ equity is $5.5 million up from $4.2 million at the end of last year.

I would like to now turn the call back to Rich for closing remarks.

Richard Howe Comments: - Thanks Wally.

As we review the operating progress we’ve made in the first nine months, we think its important to message that we expect profitability to continue and while Q3 profitability was improved over Q2 we anticipate Q4 profitability will align more closely with our Q2 number.

The difference here will be the result of development and marketing activity that is currently underway and from which we expect to drive growth in future years starting early in 2014.

We would also like to point out that there has, at times, been some seasonality in the business within the month of December that results from a reduction in marketing spend by advertisers associated with the various holidays leading into the end of the year.

In closing, I would like to summarize:

1)	We delivered $640 thousand dollars of Net Income, or 3¢ per share in Q3, up from a loss of $1.3 million dollars the prior year and up from 2¢ per share in Q2.
2)	Revenue, Gross Profit, Cash Flow, Operating Expenses, Net Income and Debt were all improved in the 3rd Quarter as compared to the 2nd Quarter.
3)	Through the first nine months of 2013, Revenue was up 17.5% and Adjusted EBITDA was up 146%. Net Income was $730,000 up from a $6.2 million loss in the comparable period.
4)
Within the Owned and Operated segment, we launched a number of new desktop and mobile ready websites, deployed a number of new desktop applications and have now built the technology foundation to deploy new sites rapidly. We also launched a new website at alot.com that unites both the apps and the websites in one location.

5)
Within the Partner segment, we have launched new Ad Units, are in the process of upgrading our Partner onboarding system and remain focused on complimenting the desktop business with mobile products for partners.

And perhaps as a final note, we launched today a new version of the corporate website at www.inuvo.com. We think the new site better reflects the current business, and with that I’d like to now turn the call over to the operator for questions and answers.
------------------------------------------------------------------
Richard Howe Closing Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest in Inuvo and look forward to reporting progress over the coming quarters.